                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington,  D.C. 20549

                      -----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  November 28, 2001

                        Education Management Corporation
                        --------------------------------
            (Exact name of registrant as specified in its charter)

         Pennsylvania               000-21363         25-1119571
         ------------               ---------         ----------
  (State or other jurisdiction    (Commission       (IRS Employer
        of incorporation)         File Number)      Identification No.)

              300 Sixth Avenue, Suite 800, Pittsburgh, PA  15222
              --------------------------------------------------
             (Address of Principal Executive Offices)  (Zip Code)

          Registrant's telephone number, including area code  (412) 562-0900

Item 5.    Other Events

     Education Management Corporation hereby files the audited financial statements of Argosy Education Group, Inc. ("Argosy") set forth below for Argosy's fiscal year ended August 31, 2001.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Argosy Education Group, Inc.:

   We have audited the accompanying consolidated balance sheets of ARGOSY EDUCATION GROUP, INC. (an Illinois corporation) AND SUBSIDIARIES as of August 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended August 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Argosy Education Group, Inc. and Subsidiaries as of August 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001 in conformity with accounting principles generally accepted in the United States.

   Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules included in Footnote 15 to the financial statements are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Chicago, Illinois
November 19, 2001

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                                                               August 31,
                                                                                            ----------------
                                                                                             2001     2000
                                                                                            -------  -------
                                        ASSETS
Current Assets:
   Cash and cash equivalents............................................................... $11,803  $ 8,112
   Short-term investments..................................................................      37    7,787
   Receivables--
       Students, net of allowance for doubtful accounts of $712 and $311 at August 31,
         2001 and 2000, respectively.......................................................   3,295    2,178
       Other...............................................................................     361      507
   Due from related entity.................................................................      --       49
   Prepaid taxes...........................................................................   2,117      215
   Prepaid expenses and other current assets...............................................     401      409
   Deferred tax assets.....................................................................   1,143      286
                                                                                            -------  -------
          Total current assets.............................................................  19,157   19,543
                                                                                            -------  -------
                                                                                            -------  -------
Property and equipment, net................................................................  22,387    6,307
                                                                                            -------  -------
Other assets:
   Non-current investments.................................................................   2,505      200
   Deposits and other long term assets.....................................................     926      159
   Deferred tax assets.....................................................................      --    1,680
   Advances to John Marshall...............................................................      --      724
   Intangibles, net........................................................................  10,734    6,687
                                                                                            -------  -------
          Total other assets...............................................................  14,165    9,450
                                                                                            -------  -------
          Total assets..................................................................... $55,709  $35,300
                                                                                            =======  =======
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Current maturities of long-term debt.................................................... $   738  $   796
   Accounts payable........................................................................   1,933    1,162
   Accrued payroll and related expenses....................................................   2,415      634
   Accrued expenses........................................................................   1,940      584
   Deferred revenue........................................................................   6,940    2,760
                                                                                            -------  -------
          Total current liabilities........................................................  13,966    5,936
                                                                                            -------  -------
Long-term debt, less current maturities....................................................  14,497    2,604
Deferred rent..............................................................................     997      710
Deferred taxes.............................................................................   2,034       --
Commitments and contingencies..............................................................
Shareholders' equity:
   Class A common stock--30,000,000 shares authorized, $.01 par value, 2,076,449 and
     2,059,417 issued and outstanding at August 31, 2001 and 2000, respectively............      21       21
   Class B common stock--10,000,000 shares authorized, $.01 par value, 4,900,000
     shares issued and outstanding at August 31, 2001 and 2000, respectively...............      49       49
   Stock warrants..........................................................................     860       --
   Additional paid-in capital..............................................................  25,230   25,131
   Accumulated other comprehensive income..................................................      --    1,102
   Purchase price in excess of predecessor carry over basis................................    (720)    (720)
   Treasury stock (482,000 shares of Class A common stock at August 31, 2001 and
     2000).................................................................................  (2,131)  (2,131)
   Retained earnings.......................................................................     906    2,598
                                                                                            -------  -------
          Total shareholders' equity.......................................................  24,215   26,050
                                                                                            -------  -------
          Total liabilities and shareholders' equity....................................... $55,709  $35,300
                                                                                            =======  =======

 The accompanying notes are an integral part of these consolidated statements

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS
                            (Dollars in thousands)

                                                                               Years Ended August 31,
                                                                             -------------------------
                                                                              2001     2000     1999
                                                                             -------  -------  -------
Net Revenue................................................................. $58,170  $44,058  $36,866
Operating expenses:
   Cost of education........................................................  29,048   20,746   18,489
   Selling expenses.........................................................   6,329    3,837    1,616
   General and administrative expenses......................................  22,622   15,107   11,588
   Impairment charge related to business dispositions.......................   1,499       --       --
   Related party general and administrative expense.........................      --       --      668
                                                                             -------  -------  -------
       Total operating expenses.............................................  59,498   39,690   32,361
                                                                             -------  -------  -------
       Income (loss) from operations........................................  (1,328)   4,368    4,505
                                                                             -------  -------  -------
Other income (expense):
   Losses attributable to John Marshall.....................................    (872)  (1,925)      --
   Interest income..........................................................     643      854      695
   Interest expense.........................................................    (596)    (300)    (567)
   Other income (expense), net..............................................       9      (73)      (6)
                                                                             -------  -------  -------
       Total other income (expense), net....................................    (816)  (1,444)     122
                                                                             -------  -------  -------
       Income (loss) before provision for income taxes......................  (2,144)   2,924    4,627
Income Taxes:
   Income tax provision on C corporation income subsequent to March 8, 1999.    (452)   1,263      746
   Income tax provision on S corporation income prior to March 8, 1999......      --       --       62
   Deferred income taxes recorded in conjunction with termination of S
     corporation election on March 8, 1999..................................      --       --     (764)
                                                                             -------  -------  -------
       Total income taxes...................................................    (452)   1,263       44
                                                                             -------  -------  -------
Net income (loss)........................................................... $(1,692) $ 1,661  $ 4,583
                                                                             -------  -------  -------
Earnings (loss) per share:
   Basic.................................................................... $ (0.26) $  0.25  $  0.78
                                                                             -------  -------  -------
   Weighted average shares outstanding--basic...............................   6,483    6,529    5,870
                                                                             =======  =======  =======
   Diluted.................................................................. $ (0.26) $  0.25  $  0.78
                                                                             =======  =======  =======
   Weighted average shares outstanding--diluted.............................   6,483    6,530    5,870
                                                                             =======  =======  =======

 The accompanying notes are an integral part of these consolidated statements

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                                                         Years Ended August 31,
                                                                                      ---------------------------
                                                                                        2001     2000      1999
                                                                                      --------  -------  --------
Cash flows from operating activities:
  Net income(loss)................................................................... $ (1,692) $ 1,661  $  4,583
  Adjustments to reconcile net income to net cash provided by operating activities--
   Depreciation and amortization.....................................................    2,231    1,554     1,405
   Deferred taxes....................................................................     (378)  (1,124)     (842)
   Losses attributable to John Marshall..............................................      872    1,925        --
   Issuance of stock performance grants..............................................       --      232        --
   Issuance of stock warrants........................................................      860       --        --
   Impairment charge related to business dispositions................................    1,499       --        --
   Changes in operating assets and liabilities, net of acquired businesses--
    Receivables, net.................................................................       17   (1,092)     (579)
    Inventories......................................................................       12      (15)       94
    Prepaid expenses.................................................................     (135)     392      (438)
    Deposits.........................................................................     (106)       7        72
    Accounts payable.................................................................      870       53      (215)
    Accrued payroll and related expenses.............................................      712       87      (281)
    Accrued expenses.................................................................   (1,235)     167      (367)
    Deferred revenue.................................................................    1,504      212       151
    Deferred rent....................................................................      321      100       130
                                                                                      --------  -------  --------
      Net cash provided by operating activities......................................    5,352    4,159     3,713
                                                                                      --------  -------  --------
Cash flows from investing activities:
  Purchase of property and equipment, net............................................   (1,808)  (1,875)   (1,889)
  Sale (purchase) of investments, net................................................    4,333    1,449    (3,363)
  Business acquisitions, net of cash acquired........................................  (11,013)    (247)     (186)
  Advances to John Marshall..........................................................     (959)  (2,149)     (500)
                                                                                      --------  -------  --------
      Net cash used in investing activities..........................................   (9,447)  (2,822)   (5,938)
                                                                                      --------  -------  --------
Cash flows from financing activities:
  Issuance of common stock...........................................................       99       29    26,040
  Offering costs.....................................................................       --       --    (1,149)
  Purchase of treasury stock.........................................................       --   (2,131)       --
  Proceeds from issuance of long-term debt...........................................    8,500      380       150
  Payments of long-term debt.........................................................     (744)    (463)   (5,385)
  Borrowings from (payments to) related entities, net................................       --       --        57
  Shareholder distributions..........................................................       --       --   (14,215)
  Shareholder note receivable........................................................       --       --     3,278
  Payments to former owners of acquired businesses...................................       --       --      (268)
                                                                                      --------  -------  --------
      Net cash provided by (used in) financing activities............................    7,855   (2,185)    8,508
                                                                                      --------  -------  --------
Effective exchange rate changes on cash..............................................      (67)     (20)      (15)
                                                                                      --------  -------  --------
Net increase (decrease) in cash and cash equivalents.................................    3,691     (868)    6,268
Cash and cash equivalents, beginning of year.........................................    8,112    8,980     2,712
                                                                                      --------  -------  --------
Cash and cash equivalents, end of year...............................................   11,803    8,112     8,980
                                                                                      --------  -------  --------
Supplemental disclosures of cash flow information:
  Cash paid for--
   Interest.......................................................................... $    653  $   297  $    584
   Taxes.............................................................................    1,861    1,989     1,524
                                                                                      ========  =======  ========
Supplemental disclosure of non-cash investing and financing activities:
  Acquisitions of various schools and businesses--
   Fair value of assets acquired..................................................... $ 12,038  $   100  $  1,561
   Net cash used in acquisitions.....................................................  (11,013)    (247)     (186)
                                                                                      --------  -------  --------
      Liabilities assumed or incurred................................................ $  1,025  $  (147) $  1,375
                                                                                      ========  =======  ========

Supplemental disclosure of non-cash shareholder activities:

   During 1999, the Company received marketable securities with a fair market value of approximately $2,722,000 from the shareholder for partial repayment of the shareholder note receivable.

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            (Dollars in thousands)

                                                      Class A            Class B
                                                    Common Stock       Common Stock
                                                  $.01 par value,    $.01 par value,
                                                 30,000,000 shares  10,000,000 shares
                                                     authorized         authorized
                                                 ------------------ ------------------          Additional
                                   Comprehensive   Shares             Shares            Stock    Paid-in
                                      Income     Outstanding Amount Outstanding Amount Warrants  Capital
                                   ------------- ----------- ------ ----------- ------ -------- ----------
BALANCE, August 31, 1998..........                     --      --      4,900     $49      --     $ 6,456
Net income........................    $ 4,583          --      --         --      --      --          --
Unrealized gain on investments....        445          --      --         --      --      --          --
                                      -------
Comprehensive income..............    $ 5,028
                                      =======
Shareholder distribution..........                     --      --         --      --      --      (6,456)
Issuance of stock.................                  2,000     $20         --      --      --      24,871
                                                    -----     ---      -----     ---     ---     -------
BALANCE, August 31, 1999..........                  2,000      20      4,900      49      --      24,871
                                                    -----     ---      -----     ---     ---     -------
Net income........................    $ 1,661          --      --         --      --      --          --
Foreign translation adjustment....         (9)         --      --         --      --      --          --
Unrealized gain on investments....        664          --      --         --      --      --          --
                                      -------
Comprehensive income..............    $ 2,316
                                      =======
Purchase of treasury stock........                     --      --         --      --      --          --
Issuance of class A common stock
 for stock performance grants.....                     51       1         --      --      --         231
Issuance of class A common stock
 under employee stock purchase
 plan.............................                      8      --         --      --                  29
                                                    -----     ---      -----     ---     ---     -------
BALANCE, August 31, 2000..........                  2,059      21      4,900      49      --      25,131
Net loss..........................    $(1,692)         --      --         --      --      --          --
Foreign translation adjustment....        (64)         --      --         --      --      --          --
Unrealized loss on investments....     (1,118)         --      --         --      --      --          --
                                      -------
Comprehensive loss................    $(2,874)
                                      =======
Issuance of stock warrants........                     --      --         --      --     860          --
Issuance of class A common stock
 for stock performance grants.....                      9      --         --      --      --          60
Issuance of class A common stock
 under employee stock purchase
 plan.............................                      8      --         --      --      --          39
Elimination of foreign translation
 adjustment due to planned sale
 of PrimeTech.....................                     --      --         --      --      --          --
                                                    -----     ---      -----     ---     ---     -------
BALANCE, August 31, 2001..........                  2,076     $21      4,900     $49     860     $25,230
                                                    =====     ===      =====     ===     ===     =======

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                            (Dollars in thousands)




                                                                     Purchase
                                                                     Price in
                                                       Accumulated   Excess of    Treasury Stock
                                                          Other     Predecessor -----------------               Total
                                                      Comprehensive  Carryover   Shares            Retained Shareholders'
                                                         Income        Basis    Purchased Amount   Earnings    Equity
                                                      ------------- ----------- --------- -------  -------- -------------
BALANCE, August 31, 1998.............................    $     2       $(720)       --    $    --  $ 3,135    $  8,922
Net income...........................................         --          --        --         --    4,583       4,583
Unrealized gain on investments.......................        445          --        --         --       --         445
Comprehensive income.................................
Shareholder distribution.............................         --          --        --         --   (6,781)    (13,237)
Issuance of stock....................................         --          --        --         --       --      24,891
                                                         -------       -----      ----    -------  -------    --------
BALANCE, August 31, 1999.............................        447        (720)       --         --      937      25,604
                                                         -------       -----      ----    -------  -------    --------
Net income...........................................         --          --        --         --    1,661       1,661
Foreign translation adjustment.......................         (9)         --        --         --       --          (9)
Unrealized gain on investments.......................        664          --        --         --       --         664
Comprehensive income.................................
Purchase of treasury stock...........................         --          --       482     (2,131)      --      (2,131)
Issuance of class A common stock for stock
 performance grants..................................         --          --        --         --       --         232
Issuance of class A common stock under
 employee stock purchase plan........................         --          --        --         --       --          29
                                                         -------       -----      ----    -------  -------    --------
BALANCE, August 31, 2000.............................      1,102        (720)      482     (2,131)   2,598      26,050
Net loss.............................................                                               (1,692)     (1,692)
Foreign translation adjustment.......................        (64)         --        --         --       --         (64)
Unrealized loss on investments.......................     (1,118)         --        --         --       --      (1,118)
Comprehensive loss...................................                                                               --
Issuance of stock warrants...........................         --          --        --         --       --         860
Issuance of class A common stock for stock
 performance grants..................................         --          --        --         --       --          60
Issuance of class A common stock under
 employee stock purchase plan........................         --          --        --         --       --          39
Elimination of foreign translation adjustment due
 to planned sale of PrimeTech........................         80          --        --         --       --          80
                                                         -------       -----      ----    -------  -------    --------
BALANCE, August 31, 2001.............................    $    --       $(720)     $482    $(2,131) $   906    $ 24,215
                                                         =======       =====      ====    =======  =======    ========

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        AUGUST 31, 2001, 2000 AND 1999

1. Description of the Business and Basis of Presentation

   The consolidated financial statements of Argosy Education Group, Inc. (formerly known as American Schools of Professional Psychology, Inc. ("ASPP")) (the "Company") include the accounts of the Company and its wholly-owned subsidiaries, University of Sarasota, Inc. ("U of S"), Argosy International, Inc. ("Ventura"), the Medical Institutes of America, Inc. ("MIA") and PrimeTech Canada Inc., ("PrimeTech"), The Connecting Link ("TCL"), Western State University College of Law ("WSU"), and John Marshall Law School ("JMLS"). Prior to being subsidiaries of the Company, the companies, other than PrimeTech, were separate entities owned by the same shareholder and John Marshall was a not-for profit organization. Through various transactions, these companies were contributed by the shareholder to the Company. On November 30, 1998, the Company acquired 100% of the outstanding stock of PrimeTech. The Company continues to conduct business under its historical name, ASPP.

   The Company provides programs in psychology, education, business, law, allied health professions, network engineering and software programming and offers courses and materials for post-graduate psychology license examinations in the United States. The Company operates through four business units and is approved and accredited to offer doctoral, master's, bachelor's and associate degrees as well as to award diplomas and non degree certificates through 17 campuses in nine states and Ontario, Canada.

   The contribution by the shareholder of businesses under common control and, as described in Note 3, the Company's purchase of MCM University Plaza, Inc.'s stock from its shareholder have been accounted for in a manner similar to a pooling of interests.

   On March 8, 1999, the Company completed an initial public offering of Common Stock (the "Offering"). Prior to the Offering, the Company had one class of common stock outstanding. In connection with the Offering, the Company's existing common stock underwent an approximate 2,941-for-one stock split which was then converted into 4,900,000 shares of Class B Common Stock. The Company authorized 30,000,000 shares of Class A Common Stock. The effect of the stock split has been retroactively reflected for all periods presented in the accompanying consolidated financial statements. The Company also authorized 5,000,000 shares of its Preferred Stock. There was no Preferred Stock issued or outstanding as of August 31, 2001 and 2000.

   In the Offering, the Company issued and sold 2,000,000 shares of Class A Common Stock at a price of $14.00 per share. The Company received total net proceeds, after deduction of underwriting discounts and offering costs, of approximately $25.0 million. The net proceeds from the Offering were used to repay $4.7 million of the Company's indebtedness, pay a distribution to the Company's majority shareholder of $13.2 million and repay $0.9 million of indebtedness due to the Company's shareholder in connection with the acquisitions of MCM Plaza and PrimeTech. The remaining $6.2 million of proceeds is available for working capital and general corporate purposes.

2. Significant Accounting Policies

   The principal accounting policies of the Company are as follows:

  Principles of Consolidation

   The consolidated financial statements include the accounts of Argosy Education Group, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The results of operations of all acquired businesses have been consolidated for all periods subsequent to the date of acquisition.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  Advances to John Marshall

   On March 1, 2001, the Company exercised its option to purchase all of the operating assets and assumed the liabilities of John Marshall Law School ("John Marshall") for cash of $0.1 million and net advances of $0.7 million contributed to John Marshall before the acquisition (Note 3). Prior to the Company's acquisition of John Marshall, the Company accounted for the advances it made to John Marshall, under the equity method of accounting. For the year ended August 31, 2001 and August 31, 2000, losses of John Marshall, excluding intercompany transactions (Note 11), of approximately $0.9 million and $1.9 million have been included as other expenses in the Company's statement of operations. These losses have been reflected as a reduction in the cash advances made to John Marshall.

  Concentration of Credit Risk

   The Company extends unsecured credit for tuition to a significant portion of the students who are in attendance at its schools. A substantial portion of credit extended to students is repaid through the students' participation in various federally funded financial aid programs under Title IV of the Higher Education Act of 1965, as amended (the "Title IV Programs"). The following table presents the amount and percentage of the Company's cash receipts collected from the Title IV Programs for the years ended August 31, 2001, 2000 and 1999 (dollars in thousands). Such amounts were determined based upon each U.S. institution's cash receipts for the twelve-month period ended August 31, pursuant to the regulations of the United States Department of Education ("DOE") at 34 C.F.R. (S) 600.5:

                                                              For the Years Ended August 31,
                                                              -----------------------------
                                                                2001         2000     1999
                                                               -------     -------  -------
Total Title IV funding....................................... $37,608      $20,898  $16,823
Total cash receipts.......................................... $55,977      $37,673  $31,937
                                                               -------     -------  -------
Total Title IV funding as a percentage of total cash receipts      67%          55%      53%
                                                               =======     =======  =======

   Transfers of funds from the financial aid programs to the Company are made in accordance with the United States DOE requirements. Changes in DOE funding of federal Title IV Programs could impact the Company's ability to attract students.

  Cash and Cash Equivalents

   Cash and cash equivalents consist of cash in banks, highly liquid money market accounts and commercial paper with maturities of less than three months.

  Restricted Cash

   Cash recieved from the U.S. Government under various student aid grant and loan programs is considered to be restricted. Restricted cash is held in separate bank accounts and does not become available for general use by the Company until the financial aid is credited to the accounts of students and the cash is transferred to an operating account. Restricted cash is not included in the accounts of the Company and was immaterial at August 31, 2001 and 2000.

  Investments

   The Company invests excess cash in investments consisting primarily of equity securities, corporate bonds (maturing in less than one month), municipal bonds (maturing from three to 30 years) and U.S. Government treasury notes (maturing from one to 17 months). The investments are considered available for sale, stated at their fair market value and classified based upon their maturity dates.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   At August 31, 2001 and 2000, investments consisted of the following (dollars in thousands):

                                              August 31,
                                            --------------
                                             2001   2000
                                            ------ -------
Fair value--
   Equity securities....................... $   -- $ 3,514
   Corporate bonds.........................     --   1,500
   U.S. Government treasury notes..........     --   2,935
   Municipal and provincial bonds..........  2,505
   Term deposits...........................     --      38
                                            ------ -------
       Total investments at fair value.....  2,505   7,987
   Unrealized gain (loss)..................     --  (1,111)
                                            ------ -------
       Total investments at cost...........  2,505 $ 6,876
                                            ====== =======

   Sales and maturities of investments net of purchases totaled $4.3 million for fiscal 2001 sales and maturities of investments provided proceeds of $28.3 million and a net realized gain of $21,000.

  Advertising and Marketing Costs

   Advertising and marketing costs are expensed as incurred and are included in selling expenses in the accompanying consolidated statements of operations.

  Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are recognized utilizing both accelerated and straight-line methods. Leasehold improvements are amortized over their estimated useful lives or lease terms, whichever is shorter. Maintenance, repairs and minor renewals and betterments are expensed; major improvements are capitalized. The estimated useful lives and cost basis of property and equipment at August 31, 2001 and 2000, are as follows (dollars in thousands):

                                                  August 31,
                                                ---------------
                                                 2001    2000      Life
                                                ------- ------- ----------
Land........................................... $ 3,677 $   517
Building and improvements......................  13,347   2,307   40 years
Office equipment...............................   1,359   1,390  3-7 years
Furniture and fixtures.........................   1,060     681  5-7 years
Leasehold improvements.........................   1,360   1,106 4-10 years
Computer equipment and software................   3,196   3,007  3-5 years
Instructional equipment and materials..........   3,306   1,103  3-7 years
                                                ------- -------
                                                 27,305  10,111
Less--Accumulated depreciation and amortization   4,918   3,804
                                                ------- -------
                                                $22,387 $ 6,307
                                                ======= =======

   Net book value of assets under capital leases is not significant as of August 31, 2001.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  Intangible Assets

   Intangible assets include goodwill, intellectual property and covenants not-to-compete related to business acquisitions and the buyout of a former shareholder. Intangible assets are being amortized on a straight-line basis over their estimated useful lives. At August 31, 2001 and 2000, the cost basis and useful lives of intangible assets consist of the following (dollars in thousands):

                                 August 31,
                               --------------
                                2001    2000     Life
                               ------- ------ -----------
Goodwill...................... $12,114 $7,552 15-40 years
Intellectual property.........     210    776   2-4 years
Covenants not-to-compete......     252    252  5-10 years
                               ------- ------
                                12,576  8,580
Less--Accumulated amortization   1,842  1,893
                               ------- ------
                               $10,734 $6,687
                               ======= ======

   On an ongoing basis, the Company reviews intangible assets and other long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. To date, no such events or changes in circumstances have occurred, other than the planned sale of John Marshall and Primetech (see Note 15). If such events or changes in circumstances occur, the Company will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset (or acquired business) are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value.

  Revenue Recognition

   Revenue consists primarily of tuition revenue from courses taught at the schools and workshop fees and sales of related materials. Tuition revenue from courses taught is recognized on a straight-line basis over the length the applicable course is taught. Revenue from workshops is recognized on the date of the workshop. If a student withdraws, future revenue is reduced by the amount of refund due to the student. Refunds are calculated in accordance with federal, state and accrediting agency standards. Revenue from rental of the Company's owned facility is recognized on a straight-line basis over the life of the leases. Textbook sales are recorded upon shipment. Revenue from rent, workshop materials, and textbook sales represents less than 6%, 7%, and 10% of the Company's net revenue for the fiscal years ended August 31, 2001, 2000 and 1999, respectively. Revenue is stated net of scholarships and grants given to the students, which totaled approximately $1,233,000 $726,000, and $657,000 for the fiscal years ended August 31, 2001, 2000 and 1999, respectively. Deferred revenue represents the portion of payments received but not earned and is reflected as a current liability in the accompanying consolidated balance sheets as such amount is expected to be earned within the next year.

  SAB 101 Revenue Recognition

   On December 3, 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition, to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. The SAB outlines basic criteria that must be met before registrants may recognize revenue, including persuasive evidence of the existence of an arrangement, the delivery of products or services, a fixed and determinable sales price, and reasonable assurance of collection. SAB 101 is effective beginning the first fiscal quarter of the first fiscal year beginning after December 15, 1999. Through August 31, 2000, the Company has recognized application, technology and registration fees as revenue upon receipt. Prior to the release of SAB 101, the Company's revenue recognition policy was in compliance with generally accepted

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES accounting principles. The Company reviewed its revenue recognition policy related to the revenue for application, registration, and technology fees and determined that revenue generated from these fees is diminimus and that the cost of administering the services related to these fees approximates the cost incurred. As a result, the company continues to recognize the revenue generated from these fees upon receipt.


  Management's Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Stock-Based Compensation

   The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") related to options issued to employees and directors.

  Financial Instruments

   The carrying value of current assets and liabilities reasonably approximates their fair value due to their short maturity periods. The carrying value of the Company's debt obligations reasonably approximates their fair value as the stated interest rate approximates current market interest rates of debt with similar terms.

  Foreign Currency Translation

   The Company acquired PrimeTech, an entity with operations in Canada, on November 30, 1998. For the years ending August 31, 2001, 2000, and 1999, and revenues and expenses related to these operations have been translated at average exchange rates in effect at the time the underlying transactions occurred. Transaction gains and losses are included in income. Assets and liabilities of this subsidiary have been translated at the year-end exchange rate, with gains and losses resulting from such translation being included in accumulated other comprehensive income.

  Earnings Per Share

   The Company had 478,550, 433,800 and 381,900 shares of its Class A common stock under stock options at August 31, 2001, 2000 and 1999, respectively. In addition, the Company had outstanding stock warrants of 200,000 at August 31, 2001. No shares under stock options were included in the computation of diluted earnings per share for the year ended August 31, 2001 because the Company incurred a loss and common stock equivalents resulting from stock options and warrants are anti-dilutive. Of the stock options outstanding at August 31, 2000, 44,283 shares under option were deemed exercisable under the treasury stock method where the average market price exceeded their exercise price. As a result, 140 net shares were added to the calculation of diluted shares outstanding at August 31, 2000. On the other hand, no shares under stock options were included in the computation of diluted earnings per share for the year ended August 31, 1999 because the exercise price was greater than the average market price of the common shares.

  Comprehensive Income

   As of August 31, 2001 and 2000, accumulated other comprehensive income, net of tax, was zero and $661,000, respectively. The change in other comprehensive income relates to an unrealized holding loss of approximately $600,000 on securities held during the year, an immaterial realized gain on the sale of securities during the year, and the inclusion of the foreign translation adjustment as a component of the impairment loss on the disposal of PrimeTech.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  Recent Accounting Pronouncements

   In June 2001, Statement of Financial Accounting Standard (SFAS) No. 141, "Business Combinations," was issued. The statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB statement No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises." The statement requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS 141 is effective July 1, 2001. The Company's adoption of SFAS 141 will not have a material impact on the Company's financial position or results of operations.

   In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets", which addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired in an acquisition should be recognized and, if necessary, amortized. It also requires that goodwill and intangible assets that have indefinite useful lives not be amortized, but rather tested at least annually for impairment using a fair-value-based test, and intangible assets that have definitive useful lives be amortized over their useful lives. In addition, SFAS No. 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. The Company must adopt SFAS No. 142 in fiscal year 2003, with early adoption permitted in fiscal year 2002. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS No. 142, if any, are to be reported as a cumulative affect of a change in accounting principle. Goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the provisions of SFAS No. 142. The Company is in the process of determining the full impact that adoption will have on the consolidated financial statements as well as determining when to adopt. Goodwill amortization under the provision of SFAS No. 142, will no longer be recorded in the Company's results of operations upon adoption of the new standard. During fiscal 2001, the Company recorded $0.5 million of amortization expense related to intangible assets affected by this pronouncement.

  Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value, and was effective for the Company on September 1, 2000. The Company did not hold derivative instruments or participate in hedging activities during the fiscal year ended August 31, 2001. Therefore, the adoption of FAS 133 had no effect on the operating results or financial position of the Company for the year ended August 31, 2001.

3. Business Acquisitions

  Western State

   On March 1, 2001, the Company completed its acquisition of Western State University College of Law, in Fullerton, California (''Western State'') pursuant to the terms of the Stock Purchase Agreement dated as of November 14, 2000, between Argosy and Western State. Consideration for the purchase consisted of $9.4 million in cash and the assumption of $3.9 million in debt, and certain purchase price adjustments, as provided for in the purchase agreement. This transaction was accounted for as a purchase business combination in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and, accordingly, the results of operations of Western State have been included in the Company's financial statements from March 1, 2001.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   The purchase price was preliminarily allocated to the following (in thousands):

Fair value of assets acquired and liabilities assumed $6,180
Goodwill.............................................  3,230
                                                      ------
   Total............................................. $9,410
                                                      ======

   The goodwill amount included above is being amortized over the estimated useful life of 15 years.

  John Marshall

   The acquisition of John Marshall was made through a purchase of the assets of John Marshall on March 1, 2001. The Company exercised its option to purchase all of the operating assets and assumed the liabilities of John Marshall Law School for cash of $0.1 million and net advances of $0.7 million contributed to John Marshall before the acquisition. This transaction was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations," and, accordingly, the results of operations of John Marshall have been included in the Company's financial statements from March 1, 2001. The preliminary purchase price allocation resulted in negative goodwill of $0.1 million. This negative goodwill was subsequently allocated to write down the long-lived assets of John Marshall.

   As of September 1, 1999, the Company had entered into an agreement to manage John Marshall. The agreement was for 10 years and included an option to purchase John Marshall which was exercisable at the Company's discretion. In addition, a line of credit of $0.6 million was established between the Company and John Marshall. Prior to the acquisition on March 1, 2001, the Company advanced $0.5 million under the line of credit and approximately $3.1 million to fund operations.

  The Connecting Link

   Also on March 1, 2001, the Company acquired all of the outstanding common stock of The Connecting Link, a privately held provider of continuing professional education for kindergarten to grade 12 teachers for a purchase price of approximately $1.8 million in cash. This transaction was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations," and, accordingly, the results of operations of Connecting Link have been included in the Company's financial statements from March 1, 2001. The acquisition resulted in $1.9 million of goodwill, which is being amortized over the estimated useful life of 15 years.

   The following unaudited pro forma financial information presents the combined results of operations of the Company and Western State, John Marshall, and Connecting Link as if the acquisitions had occurred as of the beginning of fiscal 2001 and 2000, after giving effect to certain adjustments, including amortization of goodwill, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions of Western State, John Marshall, and The Connecting Link occurred at the beginning of fiscal 2001 and 2000.

                                   Year ended
                                   August 31,
                                ----------------
                                 2001     2000
                                -------  -------
                                  (unaudited)
                                 (in thousands)
Pro Forma
Revenue........................ $63,454  $57,115
Net income..................... $(1,657) $ 1,167
Diluted (loss) income per share $ (0.26) $ $0.18

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

4. Debt

   Debt of the Company at August 31, 2001 and 2000, consists of the following:

                                                                                        August 31,
                                                                                  ----------------------
                                                                                     2001        2000
                                                                                    -------     ------
                                                                                  (dollars in thousands)
Borrowings under credit agreement expiring July 20, 2003......................... $ 8,850     $  350
Mortgage debt, bearing interest at 9%, requiring monthly principal and interest payments of $18,378 through March 31, 2007 and a final payment of
  $1,830,368 on April 30, 2007, secured by related real estate...................   2,065      2,099
Promissory note with the former owner of AATBS (being operated by the
  Company under the name Ventura), bearing interest at 6.25% quarterly principal and interest payments of $75,000 through October 1, 2002 and a final
  payment of $375,000 on January 1, 2002, secured by the assets of AATBS.........     393        655
Promissory note with the former owner of MIM, bearing interest at 8%, requiring monthly principal and interest payments of $9,426 through May 31, 2001,
  unsecured......................................................................      --         90
Bank note payable, bearing interest at 9%, requiring monthly principal and
  interest payments of $1,462 through May 18, 2008, secured by real estate.......      89         97
Business improvement loans, bearing interest at the prime rate plus 1.5% (10.5%
  at August 31, 2001), requiring monthly principal payments of $4,810 through
  2002...........................................................................      --         50
Promissory note payable, bearing interest at 9.64% with monthly installments of
  principal of $14,815 at August 31, 2001........................................     138         --
Promissory note for real estate, bearing interest at 6.88% with monthly principal
  and interest payments of $26,445 through March 1, 2001.........................   3,635         --
Other............................................................................      65         59
                                                                                  -------      -----
                                                                                   15,235      3,400
Less--Current maturities.........................................................     738        796
                                                                                  -------     ------
                                                                                  $14,497     $2,604
                                                                                  =======     ======

   During 1999, the Company entered into a credit agreement with a syndicate of banks ("Credit Agreement"), which provides for revolving credit borrowings of up to $20 million. On July 20, 2001 the credit agreement was amended to reduce available borrowings to $12.5 million and some of the other terms were amended. Borrowings under the Credit Agreement bear interest at a variable rate equal to (at the Company's option) the principal lender's prime rate as in effect from time to time or the London Inter-Bank Offered Rate plus, in each case, a margin of between 50 and 250 basis points, depending on the type of loan and the Company's ratio of funded debt to EBITDA. The interest rate being charged on amounts outstanding at August 31, 2001 was 8%. In addition, the Credit Agreement provides for an unused commitment fee of 37.5 basis points on commitments available but unused under the Credit Agreement, as well as certain other customary fees. The Credit Agreement provides for a blanket lien on all material assets of the Company and a pledge of the capital stock of all the Company's material subsidiaries, as well as guarantees from all such subsidiaries. The Credit Agreement restricts the Company and its subsidiaries' ability to take certain actions, including incurring additional indebtedness or altering the Company's current method of doing business. The Credit Agreement also contains certain financial covenants and ratios that may have the effect of restricting the Company's ability to take certain actions in light of their impact on the Company's financial condition or results of operations. The Credit Agreement terminates on July 20, 2003. As of August 31, 2001 and August 2000, outstanding borrowings under this Credit Agreement totaled approximately $8,850,000 and $350,000, respectively.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   As of August 31, 2001, the Company was not in compliance with certain financial covenants and ratios required to be maintained by the Credit Agreement. The Company has obtained a waiver to the credit agreement from the bank modifying the financial covenants and ratios to allow the Company to maintain compliance under its credit agreement.

   At August 31, 2001, future annual principal payments of long-term debt are as follows (dollars in thousands):

                          August 31--
                          2002............... $   738
                          2003...............   9,421
                          2004...............     372
                          2005...............   2,743
                          2006...............      66
                          2007 and thereafter   1,895
                                              -------
                                              $15,235
                                              =======

5. Income Taxes

   Prior to the initial public offering of the Company's common shares completed on March 8, 1999, the Company included its income and expenses with those of its shareholder for Federal and certain State income tax purposes (an S Corporation election). Accordingly, the consolidated statements of operations for the fiscal year ended August 31, 1999 do not include a provision for Federal income taxes for the period from September 1, 1998 to March 7, 1999. In connection with the Company's initial public offering, the Company terminated its S Corporation election and recorded a deferred income tax asset and corresponding income tax benefit of $764,222, arising from a change in the Company's tax status. Beginning March 8, 1999, the Company provides for deferred income taxes under the asset and liability method of accounting. This method requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

   In connection with the initial public offering, the Company and its majority shareholder entered into a tax indemnification agreement. The agreement provides that the Company will indemnify the majority shareholder against additional income taxes resulting from adjustments made (as determined by an appropriate tax authority) to the taxable income reported by the Company as an S Corporation for the periods prior to the initial public offering, but only to the extent those adjustments provide a tax benefit to the Company.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   The provision for income taxes for the years ended August 31, 2001, 2000 and 1999 consists of the following (dollars in thousands):

                                                                         2001    2000    1999
                                                                         -----  -------  -----
Current:
   Federal.............................................................. $(408) $ 1,955  $ 676
   State................................................................   250      432    210
                                                                         -----  -------  -----
       Total current provision..........................................  (158)   2,387    886
Deferred:
   Federal..............................................................  (581)    (601)    51
   State................................................................  (125)    (175)     3
   Foreign..............................................................   412     (348)  (132)
                                                                         -----  -------  -----
       Total deferred benefit...........................................  (294)  (1,124)   (78)
Initial recognition of deferred income tax benefit resulting from change
  in tax status.........................................................    --       --   (764)
                                                                         -----  -------  -----
       Total income tax provision....................................... $(452) $ 1,263  $  44
                                                                         =====  =======  =====

   A reconciliation of the statutory Federal tax rate to the actual effective income tax rate for the years ended August 31, 2001 and 2000, is as follows:

                                                          2001    2000
                                                          -----   ----
        Statutory Federal income tax rate................  34.0%  34.0%
        State income taxes, net of federal benefit.......  (4.0)   4.9%
        Foreign tax rate differences.....................   9.2    1.6%
        Non-deductible stock warrants.................... (13.6)    --
        Non-deductible acquisition costs.................  (3.8)    --
        Impact of business dispositions..................  71.6%    --
        Change in valuation allowance.................... (69.8)%   --
        Non-deductible goodwill and other permanent items  (2.5)%  2.7%
                                                          -----   ----
                                                           21.1%  43.2%
                                                          =====   ====

   The significant components of deferred income tax assets and liabilities as of August 31, 2001 and 2000 are as follows (dollars in thousands):

                                                             2001     2000
                                                            -------  ------
    Deferred income tax assets:
       Canadian Tax net operating loss carryforward........ $ 1,308  $  488
       Capital loss carryforward...........................     189      --
       John Marshall basis difference......................   1,261     902
       Payroll and related benefits........................     741     160
       Allowance for doubtful accounts.....................     400     123
       Deferred rent.......................................     404     279
       Property and equipment basis difference.............      --      97
       Valuation allowance.................................  (1,497)     --
       Other...............................................       1       3
                                                            -------  ------
           Total deferred income tax assets, net...........   2,807   2,052
    Deferred income tax liabilities:
    Property and equipment basis difference................  (3,600)     --
       Other...............................................     (99)    (86)
                                                            -------  ------
           Total net deferred tax assets (liabilities)..... $  (892) $1,966
                                                            =======  ======

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   The Company has a net operating loss carryforward of approximately $3,000,000 as of August 31, 2001, related to the operating losses of PrimeTech, a Canadian entity. A deferred tax asset of $1,308,000 has been recorded as a result of this net operating loss carryforward. A capital loss of approximately $472,000 is expected as a result of the loss on the sale of PrimeTech and a related deferred tax asset of $189,000 has been recorded. A valuation allowance of $1,497,000 has been recorded against these deferred tax assets as of August 31, 2001, as it is more likely than not that the Company will not be able to benefit from these losses in the future.

6. Shareholders' Equity

   In fiscal 2000, the Company adopted a repurchase program for the Company's Class A Common Stock of up to 500,000 shares. Shares of Class A Common Stock will be purchased by the Company from time to time through open market purchases and private purchase, as available. Under this program, the Company has repurchased 482,000 shares through August 31, 2001, at a total cost of approximately $2,131,000.

   Class A common stock and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders as compared to one vote for each share of Class A common stock and Class B common stock may be (and in certain cases are required to be) converted into Class A common stock on a share-for-share basis.

   On September 1, 2000, the Company entered into a Consulting Agreement with Leeds Equity Associates, L.P. This partnership includes as a partner Jeffrey Leeds, a member of the Company's board of directors. This Agreement encompasses the performance of Company requested services over the six-month term of the Agreement. Payment is represented by a stock purchase warrant providing for the purchase of 200,000 shares of the Company's Class A common stock at a purchase price of $6.48 per share and with a seven year exercise period. The warrants are immediately exercisable and based upon the Black Scholes pricing model valued at $860,000. The warrant value was expensed over the service period resulting in half of the charge being recorded in the first fiscal quarter of 2001 and the remaining charge being recorded in the second quarter of 2001. No tax benefit has been recorded as a result of this charge.

7. Stock Plans

   During 1999, the Company adopted the 1999 Stock Incentive Plan. Under this plan the Company can grant up to 750,000 options exercisable into shares of Class A common stock to certain members of management. Most of the options vest and become exercisable in three equal annual installments commencing with their issuance and at the next two anniversary dates. Some options are vested at the date of grant based on determinations made by the Company's board of directors. The stock options expire ten years from the date of grant.

   Pursuant to the terms of the merger agreement (See Note 14.) all options granted under the Argosy Education Group, Inc. 1999 Stock Incentive Plan to employees and directors will automatically convert at the effective time of the merger into options to receive EDMC common stock in accordance with a conversion formula defined within the merger agreement between the Company and EDMC.

   The following table summarizes stock option activity under the Plan:

                                  August 31, 2001   August 31, 2000  August 31, 1999
                                 ----------------- ----------------- ----------------
                                          Weighted          Weighted         Weighted
                                          Average           Average          Average
                                 Shares    Price   Shares    Price   Shares   Price
                                 -------  -------- -------  -------- ------- --------
Outstanding at beginning of year 433,800   $11.84  381,900   $13.54       --      --
Granted.........................  54,750     7.15   97,500     6.17  381,900  $13.54
Exercised.......................  (8,500)    6.81       --       --       --      --
Canceled........................  (1,500)    5.75  (45,600)   14.00       --      --
                                 -------   ------  -------   ------  -------  ------
Outstanding at end of year...... 478,550   $11.89  433,800   $11.84  381,900  $13.54
                                 =======   ======  =======   ======  =======  ======
Options exercisable at year-end. 364,919   $12.64  301,600   $12.37  163,300  $12.93

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   The following table summarizes information about stock options outstanding at August 31, 2001:


                               Options Outstanding          Options Exercisable
                               ------------------- --------------------------------------
                                         Weighted-
                                          Average
   Range of     Weighted Avg.            Remaining         Avg. Exercise Weighted-Average
Exercise Prices Exercise Price  Shares     Life    Shares      Price      Remaining Life
--------------- -------------- -------   --------- ------- ------------- ----------------
 $5.375-$7.25       $ 8.39     176,250      8.61   112,619     $9.78           8.41
       $11.70        11.70      10,000     10.00    10,000     11.70          10.00
       $14.00        14.00     292,300      7.55   242,300    $14.00           7.55

   The Company also adopted the Employee Stock Discount Purchase Plan ("Stock Purchase Plan") during 1999. The Stock Purchase Plan allows full-time employees to purchase shares of Class A Common Stock through payroll deductions of up to 10% of gross pay, at a cost per share of 90% of the lowest closing price of the stock on the Nasdaq National Market during the Plan quarter. The Company has reserved 375,000 shares of Class A Common Stock for issuance in connection with the Stock Purchase Plan. Through August 31, 2001, 16,831 shares of Class A Common Stock have been issued under this Plan.

   The weighted average fair value of options issued during 2001, 2000 and 1999 was $4.769, $3.642 and $9.703 and was estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, a risk-free interest rate of 5.50% for 2001, 6.02% for 2000 and 5.81% for 1999; no dividend yield; expected volatility of 78% for 2001, 63% for 2000 and 70% for 1999 and an expected life of five years for 2001 and 2000 and 10 years for 1999. Had compensation costs for options been determined in accordance with SFAS 123, the Company's proforma net income (loss) for the years ended August 31, 2001, 2000 and 1999 would have been approximately $(1,848,000), $764,000 and $2,783,000, respectively; and proforma diluted earnings per share would have been $(0.29), $0.12, and $0.47, respectively for the years ended.

   The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years. Furthermore, the compensation cost is dependent on the number of options granted for 2001, which may vary in future periods.

8. Leases

  Facilities and Equipment Leases

   The Company maintains operating leases for its educational and office facilities and for certain office and computer equipment. The facility leases generally require the Company to pay for pro rata increases in property taxes, maintenance and certain operating expenses. Rent expense under operating leases, recognized on a straight-line basis over the term of the lease (excluding property taxes, maintenance and operation costs), totaled, $3,647,000, $3,101,000 and $2,811,000 for the fiscal years ended August 31,
2001, 2000 and 1999, respectively.

  Real Estate Rental Income

   The Company leases certain space of its building owned by MCM University Plaza, Inc. in Sarasota, Florida, to outside parties under noncancellable operating leases.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   At August 31, 2001, the approximate future minimum rental income and commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows (dollars in thousands):


                                          Real Estate
                                              And       Total
                                 Lease     Sublease   Operating
                              Commitments   Income     Leases
                              ----------- ----------- ---------
For the year ended August 31,
   2002......................   $ 2,473      $(205)    $ 2,268
   2003......................     2,567       (193)      2,374
   2004......................     2,567        (92)      2,475
   2005......................     2,015        (65)      1,950
   2006......................     1,650        (42)      1,608
   2007 and thereafter.......     3,734       (169)      3,565
                                -------      -----     -------
                                $15,006      $(766)    $14,240
                                -------      -----     -------

9. Commitments and Contingencies

  Letters of Credit

   The Company has outstanding irrevocable letters of credit totaling approximately $380,000 as of August 31, 2001, which were primarily issued in connection with leases for office facilities.

  Litigation

   From time to time, the Company is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of business. Management does not believe the outcome of any pending claims will have a material adverse impact on the Company's consolidated financial position or consolidated results of operations.

10. Regulatory

   The Company and its U.S. schools are subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (the "HEA") and the regulations promulgated thereunder by the DOE subject the Company's U.S. schools to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under the Title IV Programs.

   The standards employ a ratio methodology under which an institution need only satisfy a single standard--the composite score standard. The ratio methodology takes into account an institution's total financial resources and provides a combined score of the measures of those resources along a common scale (from negative 1.0 to positive 3.0). It allows a relative strength in one measure to mitigate a relative weakness in another measure.

   If an institution achieves a composite score of at least 1.5, it is financially responsible without further oversight. If an institution achieves a composite score from 1.0 to 1.4, it is in the "zone," is subject to additional monitoring, and may continue to participate as a financially responsible institution for up to three years. Additional monitoring may require the school to (1) notify the DOE, within 10 days of certain changes, such as an adverse accrediting action; (2) file its financial statements earlier than the six-month requirement following

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES the close of the fiscal year and (3) subject the school to a cash monitoring payment method. If an institution achieves a composite score below 1.0, it fails to meet the financial responsibility standards unless it qualifies under the provisions of an alternative standard (i.e., letter of credit equal to 50% of the Title IV program funds expended from the prior fiscal year or equal to at least 10% of the Title IV program funds expended from the prior fiscal year and provisional certification status). The institution may also be placed on the cash monitoring payment method or the reimbursement payment method. Based upon the companies financial statements as of August 31, 2001, the Company believes that on a stand alone bases, the composite score for each of ASPP, UOS and MIM exceeds 1.5 and that the composite score for WSU exceeds 1.0.

   On October 1, 1998, legislation was enacted which reauthorized the student financial assistance programs of the HEA ("1998 Amendments"). The 1998 Amendments continue many of the current requirements for student and institutional participation in the Title IV Programs. The 1998 Amendments also changed or modified some requirements. These changes and modifications include increasing the revenues that an institution may derive from Title IV funds from 85% to 90% and revising the requirements pertaining to the manner in which institutions must calculate refunds to students. The 1998 Amendments also prohibit institutions that are ineligible for participation in Title IV loan programs due to student default rates in excess of applicable thresholds from participating in the Pell Grant program. Other changes expand participating institutions' ability to appeal loss of eligibility owing to such default rates. The 1998 Amendments further permit an institution to avoid the interruption of eligibility for the Title IV Programs upon a change in ownership, which results in a change of control by submitting a materially complete application for decertification of eligibility within 10 business days of such a change of ownership. None of the Company's institutions derives more than 80% of its revenue from Title IV funds and no institution has student loan default rates in excess of current thresholds.

   The process of reauthorizing the HEA by the U.S. Congress takes place approximately every five years. The Title IV Programs are subject to significant political and budgetary pressures during and between reauthorization processes.

   There can be no assurance that government funding for the Title IV Programs will continue to be available or maintained at current levels. A reduction in government funding levels could lead to lower enrollments at the Company's schools and require the Company to seek alternative sources of financial aid for students enrolled in its schools. Given the significant percentage of the Company's net revenue that is indirectly derived from the Title IV Programs, the loss of or a significant reduction in Title IV Program funds available to students at the Company's schools would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that current requirements for student and institutional participation in the Title IV Programs will not change or that one or more of the present Title IV Programs will not be replaced by other programs with materially different student or institutional eligibility requirements.

   In order to operate and award degrees, diplomas and certificates and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs of instruction by the relevant agency of the state in which such campus is located. Each of the Company's campuses is licensed or authorized by the relevant agency of the state in which such campus is located. In addition, in order to participate in the Title IV Programs, an institution must be accredited by an accrediting agency recognized by the DOE. Each of the Company's schools is accredited by an accrediting agency recognized by the DOE.

   In addition, Western State is provisionally accredited by the American Bar Association ("ABA") and must satisfy the standards of the ABA to become fully accredited. Western State must also respond to certain deficiencies in the school that were identified during the ABA's most recent annual inspection of the school in March 2001. Management does not anticipate that its provisional accreditation will be withdrawn as a result of these deficiencies.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   With each acquisition of an institution that is eligible to participate in the Title IV Programs, that institution may undergo a change in ownership that results in a change of control, as defined in the HEA and applicable regulations. In such event, that institution becomes ineligible to participate in the Title IV Programs and may receive and disburse only previously committed Title IV Program funds to its students until it has applied for and received the DOE recertification under the Company's ownership, although the interruption in Title IV funding may be avoided if the institution submits to the DOE a materially complete application for approval of the change in ownership within ten days of the closing on the transaction.

11. Related-Party Transactions

   Prior to the Offering, a company owned by the majority shareholder and Chairman of the Company provided management services for the Company and its schools. For the year ended August 31, 1999 the Company incurred and paid expenses totaling $667,849 related to such services. Subsequent to the Offering, such services are no longer provided by the affiliated company.

   The Company paid certain administrative and other expenses on behalf of an entity partially owned by the majority shareholder of the Company. The total amount owed to the Company from this entity for such advances was approximately $49,000 at August 31, 2000 and 1999. The affiliated entity paid a management fee to the Company of approximately $72,000 during fiscal 1999. No fees were paid in fiscal year ended August 31, 2000 and 2001. This arrangement was terminated upon the initial public offering in March, 1999.

   As of September 1, 1999, the Company entered into an agreement to manage John Marshall. The agreement was for 10 years and included an option to purchase John Marshall (the purchase option was exercised on March 1, 2001 (see
Note 3). A line of credit of $0.6 million was established between the Company and John Marshall. As of February 28, 2001, the Company advanced $0.5 million under the line of credit and approximately $3.6 million to fund operations. For the year ended August 31, 2001, and 2000, the losses for John Marshall, excluding intercompany transactions, of $0.9 million and $1.9 million, respectively, have been included as other expenses in the Company's statements of operations and have been reflected as a reduction of the advances made to John Marshall.

   On September 1, 2000, the Company entered into a Consulting Agreement with Leeds Equity Associates, L.P. Jeffrey Leeds, a director of the Company, is a partner in Leeds Equity and has a pecuniary interest in such entity. The agreement encompassed the performance of certain services requested by the Company over the six month term of the agreement. Payment is represented by a stock purchase warrant valued at $860,000, providing for the purchase of 200,000 shares of the Company's common stock at a purchase price of $6.48 per share and with a seven year exercise period.

12. Profit-Sharing Plan

   The Company maintains a 401(k) profit-sharing plan that covers full-time employees. Employees can contribute up to 15% of their salary to the plan. Contributions to the plan are made at the discretion of the Board of Directors as well as by employees in lieu of current salary. Contributions by the Company totaled $825,000, $713,000, and $585,000 for the years ended August 31, 2001,
2000 and 1999, respectively.

13. Segment Reporting

   In accordance with, the Statement of Financial Accounting Standards Board SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

   The Company has two business segments: 1) Schools and 2) Test Preparation Materials and Workshops ("Test Preparation"). These segments are managed as separate strategic business units due to the distinct nature of their operations. The Schools Segment, which represents the operations of ASPP, U of S, MIM and PrimeTech, Western State and The Connecting Link provides programs in psychology, education, business, allied health professions, network engineering and software programming. All operations of the Schools Segment are located in the United States with the exception of PrimeTech, which is located in Canada. The Test Preparation Segment offers courses and materials for post-graduate psychology license examinations in the United States. For the year ended August 31, 2001 an impairment charge of $1.4 million was charged to the operations of the Schools Segment relating to the disposition of John Marshall and PrimeTech (see Note 14 for further discussion).

   The following table presents financial data for the years ended August 31, 2001, 2000 and 1999, for these segments (dollars in thousands):

                              Schools  Test Preparation Consolidated
                              -------  ---------------- ------------
            2001
Revenue...................... $54,485       $3,685         58,170
Income from operations.......  (2,272)         944         (1,328)
Depreciation and amortization   2,067          165          2,231
Interest revenue.............     643           --            643
Interest expense.............     561           35            596
Net income...................  (2,173)         545         (1,692)
Total assets.................  50,014        5,695         55,709
Capital expenditures.........   1,880            9          1,808
Long-lived assets............  29,727        3,393         33,120

            2000
Revenue...................... $40,529       $3,529        $44,058
Income from operations.......   3,331        1,037          4,368
Depreciation and amortization   1,369          185          1,554
Interest revenue.............     854           --            854
Interest expense.............     248           52            300
Net income...................   1,166          495          1,661
Total assets.................  30,242        5,058         35,300
Capital expenditures.........   1,872            3          1,875
Long-lived assets............   9,444        3,550         12,994

            1999
Revenue...................... $33,176       $3,690        $36,866
Income from operations.......   3,469        1,036          4,505
Depreciation and amortization   1,028          377          1,405
Interest revenue.............     695           --            695
Interest expense.............     401          166            567
Net income...................   3,796          787          4,583
Total assets.................  30,233        4,086         34,319
Capital expenditures.........   1,860           29          1,889
Long-lived assets............   8,684        3,732         12,416

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

14. EDMC Acquisition

   On July 9, 2001, the Company entered into an Agreement and Plan of Merger with Education Management Corporation ("EDMC") and HAC, Inc., a wholly-owned subsidiary of EDMC, pursuant to which HAC, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation. In the merger, holders of the Company's common stock will receive $12.00 per share, without interest, for each share of all the Company's outstanding common stock. EDMC also entered into a Stock Purchase Agreement with Dr. Markovitz providing for the purchase of his shares of Argosy common stock at $12.00 per share, subject to rescission if the merger contemplated by the Merger Agreement is not consummated by December 31, 2001. The purchase of Dr. Markovitz's shares was completed on September 26, 2001.

   On October 31, 2001, the Company announced its shareholders voted in favor of the Agreement and Plan of Merger by and among the Company, EDMC and HAC Inc., a wholly-owned subsidiary of EDMC. The agreement was approved at a special shareholder meeting.

   There are approximately 6.5 million AEG shares outstanding. The merger is expected to close in December and is subject to customary conditions, including regulatory approvals of the U.S. Department of Education and other accrediting agencies such as the American Bar Association. At the effective time of the merger, the separate corporate existence of HAC, Inc. will cease and the Company will continue as a wholly-owned subsidiary of EDMC.

   Under the EDMC Merger Agreement, EDMC retained the ability, at their election and upon notice to the Company, to cause the Company to dispose of John Marshall Law School and/or PrimeTech (the "Excluded Operations"). EDMC has so elected. Under the Stock Purchase Agreement, Dr. Markovitz agreed, upon the Company's request, to purchase the Excluded Operations for nominal consideration. The Company has so requested. Dr. Markovitz purchased PrimeTech for $1.00 effective October 31, 2001 and is expected to purchase John Marshall for $1.00 effective November 30, 2001. As a result:

       . the net assets of the Excluded Operations are considered to be impaired,

       . the net assets of the Excluded Operations were adjusted to the purchase price of $1.00 each as of August 31, 2001, and

       . an impairment charge of $1.5 million ($1.0 million for PrimeTech; $0.5 million for John Marshall) was recorded in operations in the fourth quarter of fiscal 2001.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

15. Valuation and Qualifying Accounts

   The following summarizes the activity of the allowance for doubtful accounts (dollars in thousands):

                                                        Net
                                          Balance at Charges to   Increase               Balance at
                                          Beginning  Operating     Due to    Disposal of   End of
                                          of Period   Expenses  Acquisitions   Assets      Period
                                          ---------- ---------- ------------ ----------- ----------
Student receivable allowance activity for
  the year ended August 31, 1999.........    $230       $ 47        $ 39        $  --       $316
Student receivable allowance activity for
  the year ended August 31, 2000.........    $316       $ (5)       $ --        $  --       $311
Student receivable allowance activity for
  the year ended August 31, 2001.........    $311       $606        $335        $(540)      $712

   The following summarizes the activity of the valuation allowance against deferred tax assets (dollars in thousands):

                                                             Balance at  Net Charges  Balance at
                                                             Beginning    to Income     End of
                                                             of Period  Tax Provision   Period
-                                                            ---------- ------------- ----------
Deferred tax valuation allowance activity for the year ended
  August 31, 2001(1)........................................     --        $1,497       $1,497

--------
(1) There was no valuation allowance for the year ended August 31, 1999 and 2000.

 Item 7.   Financial Statements and Exhibits

     (a)   Financial Statements

           Not applicable.

     (b)   Pro Forma Financial information

           Not applicable.

     (c)   Exhibits


Exhibit
Number           Description
------           -----------

23.1 Consent of Arthur Andersen LLP, independent public accountants for Argosy Education
                 Group, Inc., filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              EDUCATION MANAGEMENT CORPORATION


                              /s/ Robert T. McDowell
                              -------------------------------------
                              By:  Robert T. McDowell
                              Its: Executive Vice President
                                   and Chief Financial Officer

     Date:  November 27, 2001

                               INDEX TO EXHIBITS


Exhibit
Number    Description
------    -----------

23.1 Consent of Arthur Andersen LLP, independent public accountants for Argosy Education Group Inc., filed herewith.